Exhibit 10.37

October 31, 2008

Jarrett Appleby

Dear Jarrett:

Equinix Operating Company, Inc. (“Equinix”) is pleased to offer you employment on the following terms, contingent upon completion of a background investigation, satisfactory reference checks and approval of the Compensation Committee of the Board of Directors:

1. Position. You will serve in a full-time capacity of Chief Marketing Officer and will report to Steve Smith, CEO & President. By signing this letter agreement, you represent and warrant to Equinix that you are under no contractual commitments inconsistent with your obligations to Equinix.

2. Salary. You will be paid a salary at the annual rate of $300,000.00, which will be paid on a semi-monthly basis at $12,500.00 in accordance with Equinix’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to Equinix’s employee compensation policies in effect from time to time.

3. Restricted Stock Unit Award. Upon commencement of employment, it will be recommended to the Compensation Committee of Equinix’s Board of Directors that you be granted 12,500 Restricted Stock Units of common stock of Equinix under the terms and conditions of the applicable equity award plan and your award agreement. Subject to your continued service through each vesting date, the award will vest over 3 years, with 25% of the units granted to vest on June 1, 2009, and an additional 25% of the units granted to vest on each December 1st thereafter until fully vested. The Restricted Stock Units shall provide for acceleration of 50% of the unvested shares in the event you are subject to an involuntary termination within 12 months after a change in control (as such terms are defined in the award agreement). Each unit is an unfunded right to receive one share of Equinix common stock upon vesting and issuance of the share provided you remain in active service through the vesting date. You will also be eligible to participate in a performance-based restricted stock unit grant in March of 2009 with the executive team.

4. 401(k) Savings Plan and Company Match. Each payroll, Equinix will contribute 50 cents on every dollar up to the first 6% of your salary that you defer into your 401(k) account. This plan includes a four-year vesting schedule of the Equinix contributions to your 401(k) account. You will vest in 25% of the company match after your first year as an Equinix employee, and 25% each year thereafter. You are eligible to enroll in and begin contributing to the 401(k) plan on your first day. This information will be included in your orientation packet and you will also receive a welcome packet from our 401(k) provider, Fidelity Investments.

5. Proprietary Information and Inventions Agreement. Like all Equinix employees, you will be required, as a condition to your employment with Equinix, to sign Equinix’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6. Period of Employment. Your employment with Equinix will be “at will,” meaning that either you or Equinix will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and Equinix on this term. Although your job duties, title, compensation and benefits, as well as Equinix’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Equinix.

7. Outside Activities. While you render services to Equinix, you will not engage in any other gainful employment, business or activity without the written consent of Equinix. While you render services to Equinix, you also will not assist any person or organization in competing with Equinix, in preparing to compete with Equinix or in hiring any employees of Equinix.

8. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9. Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with Equinix and supersede any prior understandings or agreements, whether oral or written, between you and Equinix.

10. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of Equinix. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

11. Health Benefits. You and your dependents will be entitled to participate in the Company’s medical and dental benefit plans in accordance with their terms.

12. Paid Time Off. You will be entitled to Paid Time Off (PTO) that accrues on a semi-monthly basis. You will accrue 5 hours per pay period. See the U.S. Equinix Employee handbook for more information.

13. Other Terms. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

14. Company-wide Bonus. You will be eligible to participate in Equinix’s 2009 Annual Cash Incentive Plan. Under the plan, you will be eligible to receive a bonus of up to 50% of your base salary, based upon Equinix’s financial performance and your individual performance. The cash incentive bonus will be guaranteed at $150,000 for 2009 only. This will be paid 50% in May 2009, and 50% in March 2010. Detailed information on this plan will be provided to you after you start.

15. Change In Control Severance Agreement. You will be entitled to certain severance benefits upon a change in control of Equinix as detailed in the attached Change In Control Severance Agreement.

We look forward to you joining Equinix. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate originals of this letter, the Change in Control Severance Agreement and the duplicate original of the Proprietary Information and Inventions Agreement (PIIA). Please return one signed original offer letter, both Change in Control Severance Agreements and both PIIA’s. One signed original Change in Control Severance Agreement and one PIIA will be returned to you after receiving a company representative’s signature.

This offer, if not accepted, will expire at the close of business on Friday, November 7, 2008.

Sincerely,

By:	/s/ Steve Smith
Steve Smith
CEO & President

I have read and accept this employment offer:

Jarrett B. Appleby
Print Full Name

/s/ Jarrett B. Appleby
Signature

Dated:     11/06                    , 2008

My Start Date will be	12/08/08

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

Exhibit B: Change In Control Severance Agreement